Exhibit 5.1

DLA Piper LLP (US) One Liberty Place 1650 Market Street, Suite 5000 Philadelphia, Pennsylvania 19103 www.dlapiper.com

July 25, 2023

180 Life Sciences Corp.
3000 El Camino Real, Bldg. 4, Suite 200
Palo Alto, California 94306

Re:	180 Life Sciences Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to 180 Life Sciences Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of (i) up to 4,716,981 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 4,716,981 shares (the “Pre-Funded Warrant Shares”) of Common Stock, and (iii) warrants (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 4,716,981 shares of Common Stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”) pursuant to the registration statement on Form S-1, initially filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on June 16, 2023 (File No. 333-272749) (as amended, the “Registration Statement”).

In connection with this opinion letter, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below, including the Registration Statement, the prospectus forming a part of the Registration Statement (the “Prospectus”), the form of securities purchase agreement (the “Purchase Agreement”), the form of Pre-Funded Warrant, the form of Common Warrant, the certificate of incorporation of the Company, the bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies, (ii) the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the SEC thereunder and the securities or blue sky laws of various states and the terms and conditions of the Purchase Agreement, and (iii) the Securities to be sold by the Company will be sold at a price and on terms established by the board of directors of the Company or a duly constituted pricing committee thereof in accordance with Section 153 of the Delaware General Corporation Law.

180 Life Sciences Corp.

July 25, 2023

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that, as of the date hereof:

1.	When the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been duly issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2.	When the Pre-Funded Warrants and Common Warrants have been duly issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, the issuance and sale of the Pre-Funded Warrants and Common Warrants will have been duly authorized by all necessary corporate action of the Company, and the Pre-Funded Warrants and Common Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	When the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders of the applicable Warrants, and have been duly issued by the Company upon exercise of the applicable Warrants and delivered against payment therefor in accordance with their respective terms, the issuance of the Warrant Shares will have been duly authorized and validly reserved by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

We have assumed that, at the time of the issuance, sale and delivery of the Warrant Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the certificate of incorporation of the Company and the bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the certificate of incorporation of the Company as then in effect.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

180 Life Sciences Corp.

July 25, 2023

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and at all relevant times was, is and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and at all relevant times had, has and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument at all relevant times was, is and will be a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, in each case, that we make no assumption insofar as such assumption relates to the Company and is expressly covered by our opinions set forth herein.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)